EXHIBIT 11
                           HASBRO, INC. AND SUBSIDIARIES

                         Computation of Earnings Per Share

              (Thousands of Dollars and Shares Except Per Share Data)


                                1999             1998             1997
                           ---------------  ---------------  ---------------
                            Basic  Diluted   Basic  Diluted   Basic  Diluted
                           ------- -------  ------- -------  ------- -------
Net earnings              $188,953 188,953  206,365 206,365  134,986 134,986
Interest and amortization
 on convertible notes,
 net of taxes                    -       -        -       -        -   4,782
                           ------- -------  ------- -------  ------- -------
Net earnings applicable
 to common shares         $188,953 188,953  206,365 206,365  134,986 139,768
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Weighted average number
 of shares outstanding:
  Outstanding at
   beginning of year       196,175 196,175  200,162 200,162  193,294 193,294
  Exercise of stock
   options and warrants:
    Actual                   3,382   3,382    2,214   2,214    1,368   1,368
    Assumed                      -   7,186        -   7,493       -    3,835
  Conversion of convertible
   notes:
    Actual                       -       -        -       -    2,033   2,033
    Assumed                      -       -        -       -        -   9,429
  Purchase of common stock  (4,640) (4,640)  (4,449) (4,449)  (3,606) (3,606)
                           ------- -------  ------- -------  ------- -------
Equivalent Shares          194,917 202,103  197,927 205,420  193,089 206,353
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Earnings per share        $    .97     .93     1.04    1.00      .70     .68
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